Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:	Media:
Mary Bashore	Barbara Lindheim
Orchid Cellmark Inc.	GendeLLindheim BioCom Partners
(609) 750-2324	(212) 918-4650

ORCHID CELLMARK REPORTS

FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

— 2006 Fourth Quarter Operating Loss Reduced to Under $1 Million Compared to

2005 Fourth Quarter Operating Loss of $5.3 Million —

PRINCETON, N.J., March 8, 2007 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the fourth quarter and full year of 2006.

Total revenues were $14.9 million for the fourth quarter of 2006 compared to $14.7 million for the fourth quarter of 2005. For the full year of 2006, revenues were $56.9 million compared to $61.6 million for the full year of 2005. The $229 thousand increase in revenues for the fourth quarter of 2006 as compared to the fourth quarter of 2005 was largely due to increased U.S. forensic casework and U.K. forensic revenue, partially offset by decreased U.S. paternity and license revenues. The decrease in revenues for the full year of 2006 as compared to 2005 was largely the result of declines in revenues from U.S. government paternity testing and U.K. forensic and agricultural testing services, partially offset by increased revenues from U.S. forensic casework and U.K. government paternity testing services.

Gross margin for the fourth quarter of 2006 was 36% compared to a gross margin of 33% for the fourth quarter of 2005. Gross margin for the fourth quarter of 2006 as compared to the fourth quarter of 2005 was positively impacted by increased testing volumes of U.S. forensic casework, increased pricing for CODIS testing services and decreased U.S. operating costs. Gross margin for the full year of 2006 was 30% compared to a gross margin for the full year of 2005 of 39%. The decrease in gross margin for the full year of 2006 compared to 2005 primarily reflects the weak operating results reported by the company in the first half of 2006.

Total operating expenses, excluding cost of service revenue, for the fourth quarter of 2006 were $6.3 million compared to $10.1 million for the fourth quarter of 2005. Operating expenses, excluding cost of service revenue, decreased from $35.3 million in 2005 to $29.2 million in 2006. These declines were primarily due to a decline in U.S. general and administrative, marketing and sales, and restructuring expenses, partially offset by an increase in non-cash compensation expense due to the expensing of stock options that went into effect in 2006.

The company’s operating loss for the fourth quarter of 2006 was $956 thousand, compared to an operating loss of $5.3 million for the fourth quarter of 2005. The operating loss for the full year of 2006 was $12.0 million compared to $11.2 million in 2005. The reduction in operating loss for the fourth quarter of 2006 compared to the fourth quarter of 2005 was principally due to a reduction in operating expenses, primarily reduced general and administrative, sales and marketing, and restructuring expenses. The increase in the operating loss for the full year of 2006 compared to 2005 primarily reflects the weak operating results in the first half of 2006.

Orchid Cellmark reported net income of $885 thousand, or $0.03 per share, for the fourth quarter of 2006, compared to a net loss of $3.8 million, or $(0.16) per share, for the fourth quarter of 2005. The net loss for the full year of 2006 was $11.3 million, or $(0.45) per share, compared to a net loss of $9.4 million in 2005, or $(0.39) per share. The fourth quarters of 2006 and 2005 include proceeds from the sale of state net operating losses of $749 thousand and $718 thousand, respectively, which are reflected as reductions of income tax expense in the respective quarters.

At December 31, 2006, cash and cash equivalents were $24.1 million and restricted cash was $958 thousand. In the fourth quarter of 2006, cash used by operations was $1.1 million and cash used for capital expenditures was $648 thousand. In the fourth quarter, the company completed a private placement of common stock in which it raised approximately $13.2 million after transaction costs. This private placement was done at a 15.5% discount to the then current price of the company’s common stock and without the issuance of any warrants. The company had no short-term or long-term debt as of December 31, 2006.

Thomas Bologna, President and Chief Executive Officer of Orchid Cellmark, commented, “We believe our fourth quarter results further demonstrate that the actions we have taken over the last few quarters have had a positive impact on the company’s performance. Our expectation moving forward is to further improve our business and operations with the goal of achieving sustainable profitability. We do intend to continue investing judiciously in our marketing and sales infrastructure and we are actively exploring acquisition opportunities.”

Mr. Bologna concluded, “We believe that relative to just a year ago, we have made good progress in Orchid Cellmark’s turnaround and we are now well positioned to build this business and capitalize on market opportunities. We have sized our facilities well, we have demonstrated that we can successfully pursue new U.K. forensic business on a direct basis, we have significantly improved the way we approach business in North America and we are in a better position to capitalize on strategic opportunities that we otherwise would not be able to pursue.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, March 8, 2007 at 10:00 am EST. To listen to the conference call, please dial (877) 266-0703 or (706) 643-7682 and ask for the Orchid Cellmark conference call, conference number 1014258. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site at www.orchid.com. The webcast will be available for replay for 90 days after the conference call.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: Orchid Cellmark’s expectation moving forward that it will further improve its business and operations with the goal of achieving sustainable profitability; Orchid Cellmark’s intention to continue investing judiciously in its marketing and sales infrastructure; and Orchid Cellmark’s belief it is well positioned to build its business and capitalize on market opportunities. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, Orchid Cellmark’s ability to timely hire qualified analysts, and Orchid Cellmark’s ability to timely and successfully initiate operational efficiencies, lower overhead and other remedial measures. These risks and other additional factors affecting these statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2006 and 2005

(In thousands)

(unaudited)

	Three months ended December 31,		Years ended December 31,
	2006	2005	2006	2005
Revenues:
Service revenues	$14,875	$13,945	$56,566	$60,440
Other revenues	37	738	288	1,169

Total revenues	14,912	14,683	56,854	61,609

Operating expenses:
Cost of service revenues	9,558	9,906	39,705	37,496
Research and development	318	426	1,228	1,616
Marketing and sales	1,307	2,555	6,766	8,744
General and administrative	4,332	6,000	18,980	20,383
Impairment of assets	—	41	—	255
Restructuring	(90)	614	437	2,514
Amortization of intangible assets	443	474	1,765	1,763

Total operating expenses	15,868	20,016	68,881	72,771

Operating loss	(956)	(5,333)	(12,027)	(11,162)
Other income, net	778	254	899	2,069

Loss before income taxes	(178)	(5,079)	(11,128)	(9,093)
Income tax expense (benefit)	(1,063)	(1,244)	143	346

Net income (loss)	$885	$(3,835)	$(11,271)	$(9,439)

Basic and diluted income (loss) per share	$0.03	$(0.16)	$(0.45)	$(0.39)

Shares used in computing basic net income (loss) per share:	26,505	24,331	24,892	24,284

Shares used in computing diluted net income (loss) per share:	26,530	24,331	24,892	24,284

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2006 and 2005

(In thousands)

(unaudited)

	December 31,	December 31,
	2006	2005
Assets:
Current Assets
Cash and cash equivalents	$24,144	$23,198
Restricted cash	—	566
Accounts receivable, net	11,837	10,693
Inventory	1,072	1,054
Prepaids and other current assets	1,751	1,904

Total current assets	38,804	37,415

Fixed assets, net	8,469	9,096
Goodwill	2,321	2,177
Other intangibles, net	9,755	11,358
Restricted cash	958	1,170
Other assets	543	453

Total assets	$60,850	$61,669

Liabilities and Stockholders’ Equity:

Current Liabilities
Accounts payable	$2,417	$3,466
Accrued expenses and other current liabilities	4,904	9,077
Income taxes payable	1,013	1,212
Deferred revenue	497	825

Total current liabilities	8,831	14,580

Accrued restructuring, less current portion	—	329
Other liabilities	1,113	1,283

Total liabilities	9,944	16,192
Total stockholders’ equity	50,906	45,477

Total liabilities and stockholders’ equity	$60,850	$61,669